SECRETARY OF STATE          Exhibit  3.1  (b)

                       [ LOGO OF STATE OF NEVADA ]

                             STATE OF NEVADA

                           CORPORATE  CHARTER

I, DEAN HELLER, the duly elected and qualified Nevada Secretary of State, do hereby certify BROADWAY INTERNATIONAL DEVELOPMENT CORPORATION did on July 31, 2001 file in this office the original Articles of Incorporation; that said Articles are now on file and of record in the office of the Secretary of State of Nevada, and further, that said Articles contain all the provisions required by the law of said State of Nevada.


IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office, in Carson City, Nevada, on JUNE 4, 2002.

[  seal  ]                                   /s/  Dean  Heller
                                             Secretary  of  State

                                             By     Certification  Clerk